HSBC [LOGO]

Ref:



  Concord Camera HK Ltd
  14/F Concord Technology Centre
  98 Texaco Road
  Tsuen Wan New Territories                                      8 November 2001

  Attn: Mr Paul Wong
  ------------------

  Dear Sir

  FACTORING SERVICES

  With reference to our recent discussions, we are pleased to advise that we have reviewed and renewed your factoring facilities as follows. The facilities are subject to review at any time and, in any event by 31 July 2002.

  SERVICES
  --------
  Export / Domestic Recourse Undisclosed Factoring Facility

  SALES LEDGER ADMINISTRATION
  ---------------------------
  Our services will provide your company with monthly statements of the receivables purchased, the payments received and the aged debt analysis of your customers.
                                    Present                 New
                                    -------                 ---
  FUNDS-IN-USE LIMIT                USD18,000,000.-         USD8,000,000.-
  ------------------

  CONCENTRATION PERCENTAGE
  ------------------------
  Concentration percentage is continued to be applied by setting Debtor Funding Sub-limits as follows:

  Debtor Name                        Present                New
  ------------                       -------                ---
  Ferrania Imaging Technologies      USD5,100,000.-         USD1,500,000.-
  Eastman Kodak Company              USD3,000,000.-         USD1,500,000.-

  This Funding Sub-Limits list supercedes all funding sub-limits arrangement for your debtors mentioned in our previous offer letters. Funding sub-limit for any re-activated factored debtors or new buyers will be assigned at our discretion.

  DISCOUNTING CHARGE
  ------------------
  Discounting Charge will continue to be charged at l% below our Trade Finance Rate (subject to fluctuation at our discretion).


The Hongkong and Shanghai Banking Corporation Limited
Factoring Services Division:
Level 19, 1 Queen's Road Central, Hong Kong
Tel: 2822 2911 Fax:(852) 2537 7196
Telex: 73205 HSBC HX Telegram: Hongbank Hongkong                   Page ____/___

HSBC [LOGO]

Ref:


      Concord Camera Hong Kong Ltd
      --------------------------------------------------------------------------

      SERVICE CHARGE
      --------------
      Service Charge will continue to be levied at 0.065%.

      PREPAYMENT PERCENTAGE
      ---------------------
      Prepayment Percentage will continue to be set at 80%.

      TERMS OF PAYMENT
      ----------------
      Up to 90 days for payment under a Contract of Sale and as to any discount, allowance or credit due or allowable to your Customer.

      CONDITIONS OF OFFER
      -------------------
      1) We continue to hold the Factoring Agreement under seal dated 8 September 1999 supported by board resolution.

      2) We continue to hold the Corporate Guarantee for USD18,000,000.- dated 29 September 1999 from Concord Camera Corporation, USA together with:
            (i) a certified copy of a Board Resolution, signed sealed by the Secretary or Assistant Secretary of Concord Camera Corporation USA;
            (ii) a Certificate of Incumbency signed sealed by the Secretary or Assistant Secretary

     OPERATIONAL REQUIREMENTS
     ------------------------

      a) Invoices dated 60 days after due date are to be disapproved for funding.


      b) Blank-dated notification letters addressed to your customers are to be held by us.


      c) All remittances / payments of your customers in respect of debts that we will factor are to be credited to our designated account.

      d) We will continue to conduct an audit at your office on a quarterly basis to check and verify accounts, and records relating to the factored sales.

      e) Receivables drawn on Polaroid Corporation or any of its related companies will be handled on a non-finance basis.

      t) The receivables drawn on Polaroid Corporation, Ferrania Imaging Technologies and Eastman Kodak Company must continue to be notified to us irrespective of whether additional debtors are added for factoring.


The Hongkong and Shanghai Banking Corporation Limited
Factoring Services Division:
Level 19, 1 Queen's Road Central, Hong Kong
Tel: 2822 2911 Fax:(852) 2537 7196
Telex: 73205 HSBC HX Telegram: Hongbank Hongkong                   Page ____/___

HSBC [LOGO]

Ref:

Concord Camera Hong Kong Ltd
--------------------------------------------------------------------------------

All other terms and conditions as stated in our Factoring Agreement dated 8 September 1999 remain unchanged.


We agree to waive the penalty on the deficit of the minimum annual commission charged for the period from 1 August 2000 to 31 July 2001 subject to your acceptance of this offer and payment of a review fee of HKD10,000.-. The review fee is to be charged to the debit of your current account no.xxx-xxx-xxx upon receipt of your acceptance to this facility letter. We reserve our rights to collect the deficit of the minimum annual commission if this offer is not accepted.

These facilities will remain open for acceptance until the close of business on 29 November 2001 and if not accepted by that date will be deemed to have lapsed.

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your understanding and acceptance of the foregoing.

SECTION 83 OF THE BANKING ORDINANCE
-----------------------------------
Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

We are pleased to be of continued assistance.

Yours faithfully


/s/ Roderick K. L. Ching

Roderick K. L. Ching                                   For and On behalf of
Relationship Manager                                   CONCORD CAMERA HK LIMITED
Enc                                                    /s/ illegible
EL/ty                                                  -------------------------
                                                       /s/ Paul Wong


The Hongkong and Shanghai Banking Corporation Limited
Factoring Services Division:
Level 19, 1 Queen's Road Central, Hong Kong
Tel: 2822 2911 Fax:(852) 2537 7196
Telex: 73205 HSBC HX Telegram: Hongbank Hongkong                   Page ____/___